Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Fourth Quarter GAAP EPS of $1.46;

Adjusted EPS of $0.87

FORT LAUDERDALE, Fla., February 8, 2018 – MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine, other pediatric services, and management services, today reported earnings of $1.46 per diluted share for the three months ended December 31, 2017. These results include $0.75 per share of income tax benefit related to impacts from the Tax Cuts and Jobs Act of 2017. On a non-GAAP basis, which excludes this benefit, MEDNAX reported Adjusted EPS of $0.87.

For the 2017 fourth quarter, MEDNAX reported the following results:

•	Net revenue of $911 million;

•	Net income of $136 million; and

•	EBITDA of $155 million.

“Our operating results for the fourth quarter exceeded the high end of our expectations and reflect improvements in same-unit revenue growth and payor mix trends,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “During the quarter, we progressed further on the corporate initiatives we developed earlier in 2017, with the goals of supporting our practices through specific action plans, enhancing our cost and service excellence across our organization, and continuing our strategic growth, including our fourth radiology practice acquisition for the year. As we look forward in 2018, we believe our continued execution on these plans will position us well to achieve our goal of delivering a differentiated value proposition to our partners, while remaining committed to the quality patient care that is the hallmark of our organization.”

Operating Results

MEDNAX’s net revenue for the three months ended December 31, 2017 increased by 9.6 percent, to $910.8 million, from $830.8 million for the prior-year period. MEDNAX’s revenue growth attributable to recent acquisitions was 5.7 percent, while overall same-unit revenue increased by 3.9 percent when compared to the prior year period.

Same-unit revenue attributable to patient volume increased by 2.4 percent for the 2017 fourth quarter as compared to the prior-year period. Volumes increased across all of the Company’s service lines. For the 2017 fourth quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 2.6 percent compared to the prior-year period.

Same-unit revenue from net reimbursement-related factors increased by 1.5 percent for the 2017 fourth quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting and an increase in the administrative fees received from our hospital partners.

The percentage of services reimbursed under government programs was favorable by roughly 50 basis points for the fourth quarter compared with the prior-year period, reflecting a favorable comparison for neonatology and other pediatric services, partially offset by a slightly unfavorable comparison for anesthesiology services.

For the 2017 fourth quarter, practice salaries and benefits expense was $617.5 million, compared to $533.0 million for the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 67.8 percent for the fourth quarter of 2017, compared to 64.2 percent for the prior-year period. This increase in expense as a percentage of revenue was primarily attributable to growth in clinician compensation expense at existing practices as well as to support acquisition-related growth. In addition, professional liability expense increased as compared to the prior-year period.

For the 2017 fourth quarter, general and administrative expenses were $108.9 million, as compared to $97.0 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 12.0 percent for the fourth quarter of 2017, compared to 11.7 percent for the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the 2017 fourth quarter was $154.6 million, compared to $169.6 million for the prior-year period, or a decline of 8.9 percent. EBITDA as a percentage of net revenue was 17.0 percent for the fourth quarter of 2017, compared to 20.4 percent in the prior-year period, with this decline primarily reflecting higher operating expense growth as compared to revenue growth.

The Company had historically included investment and other income and equity in earnings of unconsolidated affiliates as a component of the “interest expense, net” adjustment within EBITDA. Beginning in the fourth quarter of 2017, the Company has excluded these items such that the interest expense adjustment represents interest expense only and has conformed its previous EBITDA calculations with the current period presentation. Historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Depreciation and amortization expense was $26.4 million for the fourth quarter of 2017 compared to $25.3 million for the fourth quarter of 2016, an increase of $1.1 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $19.8 million for the fourth quarter of 2017 compared to $16.4 million for the fourth quarter of 2016, due primarily to higher outstanding borrowings and a slightly higher effective interest rate on borrowings between the two periods.

MEDNAX generated net income of $136.1 million for the 2017 fourth quarter, or $1.46 per diluted share based on a weighted average 93.2 million shares outstanding. This compares with net income of $78.1 million, or $0.84 per diluted share, for the 2016 fourth quarter, based on a weighted average 93.3 million shares outstanding. Net income for the 2017 fourth quarter included a tax benefit of $70.0 million, or $0.75 per share, related to a revaluation of our deferred tax liability resulting from the reduction in the corporate tax rate enacted under the Tax Cuts and Jobs Act of 2017 (“TCJA”).

For the fourth quarter of 2017, MEDNAX reported Adjusted EPS of $0.87, compared to $1.00 for the fourth quarter of 2016. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense. For the fourth quarter of 2017, Adjusted EPS also excludes $0.75 per share related to the impacts of the TCJA.

For the year ended December 31, 2017, MEDNAX generated revenue of $3.46 billion, up 8.6 percent from $3.18 billion for the prior year. EBITDA for the year ended December 31, 2017 was $587.9 million, compared to $666.5 million for the prior year. MEDNAX earned net income of $320.4 million, or $3.45 per share, for the year ended December 31, 2017, based on a weighted average 93.0 million shares outstanding, which compares to net income of $324.9 million, or $3.49 per share, based on a weighted average 93.1 million shares outstanding for the year ended December 31, 2016. Net income for the year ended December 31, 2017, included $70.0 million, or $0.75 per share, related to the impacts of the TCJA. For the year ended December 31, 2017, MEDNAX reported Adjusted EPS of $3.34, compared to $3.99 for the prior year. For the year ended December 31, 2017, Adjusted EPS excludes $0.75 per share related to the impacts of the TCJA.

MEDNAX had cash and cash equivalents of $60.2 million at December 31, 2017, and net accounts receivable were $504.0 million.

During the fourth quarter of 2017, MEDNAX generated cash flow from operations of $195.6 million, which compares to $130.9 million during the 2016 fourth quarter.

MEDNAX used $178.4 million during the 2017 fourth quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the quarter, the Company acquired Synergy Radiology Associates, PA, a private radiology physician group based in Houston, Texas. This marked the fourth radiology services practice acquisition in 2017 and the tenth physician group practice to become part of MEDNAX in 2017.

At December 31, 2017, MEDNAX had total net debt outstanding of $1.9 billion, consisting primarily of its borrowings under its revolving credit facility and senior notes. At December 31, 2017, the amount of additional borrowing capacity available under the Company’s revolving credit facility was $890 million.

2018 First Quarter Outlook

For the 2018 first quarter, MEDNAX expects earnings per share will be in a range of $0.63 to $0.68 per diluted share and Adjusted EPS will be in a range of $0.84 to $0.89. The Adjusted EPS range excludes $0.13 per diluted share of estimated amortization expense and $0.08 per diluted share of estimated stock-based compensation expense.

Additionally, for the 2018 first quarter, MEDNAX expects that EBITDA growth will be between negative four percent and positive one percent, compared to the prior-year period EBITDA of $133.0 million.

This outlook assumes that total same-unit revenue growth for the three months ended March 31, 2018 will be in a range of two to four percent, compared to the prior-year period.

This outlook also assumes an effective tax rate for the first quarter of 2018 of 27.5 percent.

MEDNAX’s results from operations in the 2018 first quarter, when compared on a sequential basis to the 2017 fourth quarter, will be affected by annual seasonality. These factors include a significant increase in expenses associated with the Social Security payroll taxes that are higher at the beginning of every year, as compared to the fourth quarter of each year, as well as impacts on net revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter. These recurring items reduce MEDNAX’s net income, EBITDA and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and 12 months ended December 31, 2017 and 2016 is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET March 1, 2018 by dialing 800.475.6701, access Code 443565. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,075 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net revenue	$910,820	$830,770	$3,458,312	$3,183,159

Operating expenses:
Practice salaries and benefits	617,455	532,952	2,337,734	2,031,220
Practice supplies and other operating expenses	32,353	32,737	120,518	118,416
General and administrative expenses	108,895	97,049	417,105	372,572
Depreciation and amortization	26,414	25,254	102,879	89,264

Total operating expenses	785,117	687,992	2,978,236	2,611,472

Income from operations	125,703	142,778	480,076	571,687
Investment and other income	2,777	770	3,953	2,019
Interest expense	(19,844)	(16,356)	(74,559)	(63,092)
Equity in (losses) earnings of unconsolidated affiliate	(294)	806	952	3,185

Total non-operating expenses	(17,361)	(14,780)	(69,654)	(57,888)

Income before income taxes	108,342	127,998	410,422	513,799
Income tax benefit (provision)	27,761	(49,919)	(90,050)	(189,203)

Net income	136,103	78,079	320,372	324,596
Net loss attributable to noncontrolling interests	—	—	—	318

Net income attributable to MEDNAX, Inc.	$136,103	$78,079	$320,372	$324,914

Net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	$1.46	$0.84	$3.45	$3.49

Weighted average diluted shares outstanding	93,159	93,347	92,958	93,109

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to MEDNAX, Inc.	$136,103	$78,079	$320,372	$324,914
Interest expense (1)	19,844	16,356	74,559	63,092
Income tax (benefit) provision	(27,761)	49,919	90,050	189,203
Depreciation and amortization	26,414	25,254	102,879	89,264

EBITDA	$154,600	$169,608	$587,860	$666,473

(1)	The Company had historically included investment and other income and equity in earnings of unconsolidated affiliates as a component of interest expense, net. Beginning in Q4 2017, the Company has excluded these items such that the interest expense adjustment represents actual interest expense only and has conformed its previous EBITDA calculations with the current period presentation.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2017		2016
Weighted average dilutive shares outstanding	93,159		93,347
Net income and diluted net income per share attributable to MEDNAX, Inc.	$136,103	$1.46	$78,079	$0.84
Adjustments:
Amortization (net of tax of $6,757 and $6,726)	10,569	0.11	10,520	0.11
Stock-based compensation (net of tax of $2,746 and $3,163)	4,294	0.05	4,947	0.05
Income tax benefit related to the Tax Cuts and Jobs Act of 2017	(70,014)	(0.75)	—	—

Adjusted net income and diluted EPS	$80,952	$0.87	$93,546	$1.00

	Twelve Months Ended December 31,
	2017		2016
Weighted average dilutive shares outstanding	92,958		93,109
Net income and diluted net income per share attributable to MEDNAX, Inc.	$320,372	$3.45	$324,914	$3.49
Adjustments:
Amortization (net of tax of $26,902 and $23,443)	42,079	0.45	36,873	0.39
Stock-based compensation (net of tax of $11,534 and $13,216)	18,039	0.19	20,784	0.22
Income tax benefits	(70,014)	(0.75)	(10,646)	(0.11)

Adjusted net income and diluted EPS	$310,476	$3.34	$371,925	$3.99

MEDNAX, INC. Balance Sheet Highlights (in thousands) (Unaudited)
	As of	As of
	December 31, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$60,200	$55,698
Short-term investments	10,292	11,286
Accounts receivable, net	503,999	495,276
Other current assets	52,744	24,868
Intangible assets, net	639,928	668,529
Goodwill, other assets, property and equipment	4,600,115	4,083,743

Total assets	$5,867,278	$5,339,400

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$438,017	$407,938
Total debt	1,852,824	1,705,682
Other liabilities	509,983	465,013

Total liabilities	2,800,824	2,578,633
Total shareholders’ equity	3,066,454	2,760,767

Total liabilities and shareholders’ equity	$5,867,278	$5,339,400